EXHIBIT 23.2

[Letterhead of Lawrence Scharfman, CPA

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

Vsurance, Inc.

Little Rock, Arkansas

We hereby consent to the inclusion by reference of our audit report dated August 17, 2006, relating to our audits of the balance sheet of Vsurance, Inc., (the “Company”) as of December 31, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period since July 20, 2005, (Inception), ended December 31, 2005 and to all references to our firm included in this Registration Statement on Form S-8.

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA

Boynton Beach, Florida

February 9, 2007